Exhibit 99.1

Remarks of President and Chief Executive at the Company’s

Annual Stockholders Meeting on October 20, 2014

As I begin to speak about Liberator I must remind you that today's comments may contain forward-looking statements and refer those present to the language regarding forward-looking statements in our SEC reports and press releases. In addition, any financial results disclosed for fiscal year 2014 are unaudited and subject to adjustment, pending the completion of our year-end audit, which is expected to be completed within the next forty-five days.

Over the last year we have witnessed significant change in the healthcare markets we serve. We experienced continued pressure on commercial insurance reimbursement and expanded auditing and cost containment measures by the Centers for Medicare and Medicaid Services. We have seen continued consolidation within the Medical Supply industry and an overall reduction in the number of home medical equipment providers.  These trends have taken place against the backdrop of an aging population, expanding chronic disease, increasing demand for medical products and supplies and expanding health coverage for U.S. households. Overall we believe the dynamic of this market presents opportunities for Liberator.

Although we are still in the process of closing the books on fiscal year 2014 I can report that annual sales increased by approximately 7.9% year over year. The increase in sales is attributable to increased advertising expenditures, which we anticipate will continue to yield new customers into the future. In fiscal 2014 we made significant investments in staff training and education to improve the conversion of prospects and retention of customers. Investments in systems and processes continued to facilitate productivity improvements, resulting in flat to slightly reduced labor costs through the fiscal third quarter. We expanded the number of insurance plans we participate with, including the addition of agreements with Anthem Wellpoint and Aetna, the second- and third-largest commercial insurers in covered lives. To date, we have secured participation in over 30 of the major Marketplace Exchange plans and will continue our efforts to secure the remaining smaller plans.

In fiscal 2014 we paid out $6.3 million in dividends compared with $2.6 million in fiscal 2013. As of September 30, 2014, we had approximately $12.3 million of cash on hand versus $12.5 million at the end of fiscal 2013.

In the first quarter our shares were listed on the NYSE MKT, which we believe has expanded the appeal of and access to the company’s shares. In the third quarter our shares were selected for listing on the Russell Global, Russell 3000 and Russell Microcap indexes, exposing Liberator to a wider range of investors.

Looking forward to fiscal 2015, we continue to see opportunities to increase our marketing reach and grow sales through our direct response advertising campaigns. We will continue to evaluate potential acquisitions and selectively invest our resources. We will focus on our customers and improve their experience with Liberator. We will drive productivity through technological and system enhancements and focus on creating positive returns for our shareholders.

This concludes my remarks and at this time I will take questions from the shareholders present today.